INSTRUMENT OF AMENDMENT TO THE
MDU RESOURCES GROUP, INC.
401(k) RETIREMENT PLAN

Effective September 9, 2013, the MDU Resources Group, Inc. 401(k) Retirement Plan as restated March 1, 2011 (the “Plan”), and further amended, is hereby further amended, by adding the following new Supplement D-8 to the Plan:

Supplement D-8

Provisions Relating to the
Dakota Prairie Refining, LLC Retirement Contribution Feature

D-8-1
Introduction. Effective September 9, 2013, Dakota Prairie Refining, LLC (“DPR”), a Participating Employer has established the Retirement Contribution described in this Supplement D-8. This Retirement Contribution Feature shall be in addition to all other contributions provided pursuant to the Plan.

D-8-2
Eligibility to Share in the Retirement Contribution. In order to share in the allocation of the Retirement Contribution made by DPR for any Plan Year, Eligible Employees must complete 1,000 Hours of Service (prorated for the Plan Year in which the Retirement Contribution becomes effective) in that Plan Year; provided, however, that if the Participant’s failure to complete 1,000 Hours of Service in the Plan Year is due to the Participant’s Disability, Death, or Termination of Employment after attaining age 60 during such Plan Year, such Participant shall nevertheless be entitled to a Retirement Contribution for such Plan Year. Individuals who satisfy the preceding requirements for Retirement Contributions are referred to herein as “Supplement D-8 Participants.”

D-8-3
Amount of Retirement Contribution. For each Plan Year, DPR will credit eligible employees with a contribution equal to five percent (5%) of their eligible Compensation. The amount of any such contribution for a Plan Year shall be allocated to Supplement D-8 Participant based upon their Compensation, excluding bonuses received while employed by DPR.

D-8-4
Vesting. Notwithstanding anything in Section 4.2 to the contrary, Supplement D-8 Participants shall be vested in their Retirement Contribution upon completing three (3) years of Vesting Service as defined below.

A “Year of Vesting Service” means a Plan Year in which the Supplement D-8 Participant completes at least 1,000 Hours of

Service. In addition, service with any Affiliate that occurred prior to the effective date of Supplement D-8 shall be recognized for purposes of this paragraph. Notwithstanding the foregoing, a Participant shall be fully vested in his or her Retirement Contribution Account upon Death, Disability, or attaining age 60.

D-8-5
Investments in Common Stock/ESOP Participation. Eligible Employees of DPR are prohibited from investing in the Investment Fund invested primarily in Common Stock and are excluded from participating in the ESOP portion of the Plan.

D-8-6 Use of Terms. Terms used in this Supplement D-8 shall, unless defined in this Supplement D-8 or elsewhere noted, have the meaning given to those terms in the Plan.

D-8-7
Inconsistencies with the Plan. The terms of this Supplement D-8 are a part of the Plan and supersede the provisions of the Plan to the extent necessary to eliminate inconsistencies between the Plan and Supplement D-8.

Explanation: This amendment adds a new Supplement to the Plan to provide for Retirement Contributions to the Plan accounts of those Participants employed by DPR.

IN WITNESS WHEREOF, MDU Resources Group, Inc., as Sponsoring Employer of the Plan, has caused this Instrument of Amendment to be duly executed by a member of the MDU Resources Group, Inc. Employee Benefits Committee (“EBC”) on this 9th day of September, 2013.

MDU RESOURCES GROUP, INC.
EMPLOYEE BENEFITS COMMITTEE

BY:	/s/ Doran N. Schwartz
Doran N. Schwartz, Chairman